EXHIBIT 3(e) - ARTICLES OF INCORPORATION

               AMENDMENT TO THE ARTICLES OF INCORPORATION OF
                  NATIONAL WESTERN LIFE INSURANCE COMPANY


PURSUANT to the provisions of the Colorado Insurance Code and the Colorado Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

Article One. The name of the corporation is NATIONAL WESTERN LIFE INSURANCE COMPANY.

Article Two. The following amendment to the Articles of Incorporation was duly submitted to and adopted by the stockholders of the corporation on April 24, 1979. Article Eight of the Articles of Incorporation of the Company is amended to hereafter read and provide as follows:

"ARTICLE EIGHT: The Board of Directors shall have the power to (a) adopt, amend, and repeal such bylaws as they may determine to be proper for the management of the affairs of this Company and which are in accordance with the statutes of Colorado, and (b) to adopt plans relating to dividends and distributions in partial liquidation, to declare dividends, and to distribute to the shareholders in partial liquidation, out of the capital surplus of the company, a portion of its assets in cash or property, subject only to the statutes of Colorado relating to the payment of such dividends or distributions in partial liquidation."

Article Three. The total number of shares of the corporation outstanding and entitled to vote at the date of such adoption was 3,411,390, consisting of 3,211,390 Class A shares and 200,000 Class B shares. All of the shares of each class of stock were entitled to vote thereon within each class as a separate class.

Article Four. The total number of shares voted for such amendment was 2,366,406 (69.37%). 2,166,406 (67.46%) of the Class A shares and 200,000
(100%) of the Class B shares voted for such amendment. 16,022 (0.50%) of the Class A shares voted against such amendment. None of the Class B shares voted against the amendment.

DATED this 1  day of May, 1979.

                    NATIONAL WESTERN LIFE INSURANCE COMPANY


                    /s/ Harry L. Edwards
                    Harry L. Edwards, President


                    /s/ James V. Robinson
                    James V. Robinson, Secretary



THE STATE OF TEXAS   )
                     )
COUNTY OF TRAVIS     )

BEFORE ME, the undersigned authority, on this 1 day of May, 1979, personally appeared HARRY L. EDWARDS and JAMES V. ROBINSON, who being first duly sworn, declared they are the President and Secretary, respectively, of the Corporation executing the foregoing document, and that they had signed the foregoing document in the capacity therein set forth, and declared that the statements therein contained are true and correct.

     TO CERTIFY WHICH, I have hereunto set my hand and seal of office this day and year above written.

                         /s/ Margaret M. Simpson
                         Notary Public in and for
                         Travis County, T E X A S

                         My commission expires: 3-31-81

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